Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

Cash Accumulation Trust:

We consent to the incorporation by reference, in this registration statement, of our reports dated November 19, 2004, on the statements of assets and liabilities of the Cash Accumulation Trust (comprised of Liquid Assets Trust and National Money Market Fund, hereafter referred to as the “Funds”), including the portfolios of investments, as of September 30, 2004, and the related statements of operations, the statements of changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
November 24, 2004